Exhibit 99.1

Evolution Petroleum Reports Fourth Quarter and Fiscal 2020 Results
Houston, TX / Accesswire / September 9, 2020 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today reported financial and operating highlights for its fiscal year ended June 30, 2020 and the fiscal fourth quarter, with comparisons to the fiscal third quarter ended March 31, 2020 (the "prior quarter") and the quarter ended June 30, 2019 (the "year-ago quarter"), as well as the fiscal year ended June 30, 2019 (the "prior year"). Evolution also reported year-end reserves as of June 30, 2020.
Fiscal 2020 Highlights:

•	Closed the acquisition of non-operated working interest in the Hamilton Dome field on November 1, 2019.

•	Returned $10.7 million in cash dividends to shareholders and invested $2.5 million in stock repurchases in fiscal 2020.

•	Recognized net income of $5.9 million, or $0.18 per diluted common share, the ninth consecutive year of reporting net income.

•	Funded its capital expenditures, dividends and share repurchases with $12.4 million of cash flows from operations and cash on hand.

•	Ended the June quarter with $19.7 million in cash and remain debt free.

•	Completed remaining capital expenditures for the six-well water curtain program and related infrastructure preceding the planned Delhi Phase V development.

•	Reduced risk of volatile commodity prices to strategically protect our balance sheet by hedging a portion of our production through the end of calendar 2020.
“Fiscal 2020 has been a challenging year for everyone, but especially for the oil and gas sector as the global COVID-19 pandemic disrupts the balance of oil supply and demand. I am pleased that we remain well positioned to endure the current economic climate and take advantage of opportunities that we find. We continue to work with our operators to ensure a proper focus on reservoir integrity and cost control. In July of 2020, Denbury Resources, the operator of our interests in the Delhi Field, announced that it had entered into a restructuring support agreement under Chapter 11 of the Bankruptcy Code in Texas. Denbury subsequently announced on September 3rd that its plan to eliminate $2.1 billion of its bond debt has been confirmed by the court which will substantially reduce its debt, strengthen its balance sheet, and free up capital for investment in properties such as Delhi. We are encouraged by our continued conversations with Denbury and believe the Delhi Phase V expansion will begin later in our fiscal 2021. We further expect the resumption of historically beneficial conformance expenditures to improve the CO2 flood performance” said Jason Brown, President and Chief Executive Officer.
Mr. Brown further added “During fiscal 2020, the Company delivered positive net income for the ninth consecutive year and funded all operations with cash on hand, while remaining debt free with $19.7 million of cash on June 30, 2020. In August, we declared our 28th consecutive dividend. Although we decreased the dividend in May 2020 to provide additional balance sheet protection during these unprecedented times, the dividend remains a key priority for us as we returned $10.7 million in fiscal 2020 to common shareholders in the form of quarterly cash dividends. We have now paid more than $70 million in cash dividends since inception of the dividend program in December 2013. In November we strategically diversified our assets by completing an acquisition of interests in the Hamilton Dome field. This acquisition represents an important first step in growing our business by adding low production decline, long-lived reserves that will contribute to our dividend for years to come. We continue to selectively look for opportunities where we can take advantage of our financial position to add additional productive assets that will further grow and diversify the Company. I am excited at the opportunities that we are seeing in the marketplace and look forward to the future for Evolution Petroleum.”
Results for the Quarter Ended June 30, 2020
Oil production for the fourth quarter was 1,630 barrels per day ("BOPD") (6,626 BOPD gross) and NGL production was 288 barrels of oil equivalent per day ("BOEPD") (1,097 BOEPD gross). Delhi production was impacted by the shut-in of the CO2 pipeline to the Delhi Field in late February for extensive repairs by the pipeline operator, deferral of conformance expenditures due to financial constraints of the field operator and normal decline, and Hamilton Dome Field production was impacted by the temporary shut-in of lower producing wells due to oil price. According to Denbury, the CO2 line remains under repair as of the end of August and repairs are projected to be completed early in the second quarter of Evolution’s fiscal 2021. The recycle facilities are operating as usual and provide approximately 80% of the injected CO2 volumes.
In the fourth quarter, Evolution reported operating revenues of $3.4 million. Oil revenue decreased 56% to $3.3 million from the prior quarter primarily due to a 49% decrease in commodity price. NGL revenue decreased 78% to $0.1 million due to the 78% decrease in price. As a result, Evolution had a loss of $2.8 million from operations, a 393% decrease from the prior quarter.
Production costs decreased to $2.3 million from $3.9 million in the prior quarter primarily driven by lower CO2 costs. Delhi CO2 costs decreased $0.8 million from the prior quarter due to the CO2 supply line shut-in that curtailed CO2 purchases from February through the end of the fiscal year. Also contributing to the decrease was a $0.8 million decrease in other production costs primarily due to various cost cutting strategies by Evolution’s operators as a result of the decrease in oil prices.
Depletion, depreciation, and amortization (“DD&A”) expense increased $0.1 million quarter over quarter as the increase in the Company’s DD&A rate per BOE to $8.04, or 18.4%, was partially offset by the decrease in overall production of 11%.
The Company's general and administrative ("G&A") expenses were $1.0 million for the quarter, a decrease of $0.4 million, or 30%, from the prior quarter. The decrease of G&A was primarily due to strategic cost control efforts put in place by the Company as a result of the recent decline in oil prices and forward-looking projections, including lower audit fees due to the SEC updated definitions of a smaller reporting company , lower third party fees as we reduced the number of outside contractors, and a reduction of accrued bonuses intended for management.
Income for the quarter was also impacted by the financial hedge put into place in April for a portion of production which resulted in a $0.5 million realized gain for the quarter but a $1.9 million unrealized loss for the remainder of the hedge netting a $1.4 million loss as of June 30, 2020. The effects of the hedge will impact the first two quarters of fiscal 2021 as well to the extent that WTI oil price further exceeds the $32 hedge price for the volumes hedged.
Results for the Fiscal Year 2020
Oil production for fiscal 2020 was 1,744 BOPD (6,992 BOPD Gross) and NGL production was 290 BOEPD (1,106 BOEPD gross) compared to 1,717 BOPD (6,549) and 307 BOEPD (1,171 BOEPD Gross) for fiscal

2019. The increase in production from prior year is primarily due to the acquisition of Hamilton Dome in November 2019, and was partially offset by the effects of the Delhi CO2 supply line repairs, deferral of maintenance expenditures at Delhi due to the operator’s financial constraints that were relieved in September 2020 and normal decline at Delhi field.
Total revenues for the year decreased by 31.5% to $29.6 million. This decrease was driven by the $18.76 decrease in the Company’s average equivalent price per BOE, or 32.1%. Oil revenues decreased $12.2 million, or 29.9%, as the Company’s average realized price per BOE decreased $20.29 per barrel to $44.76 per barrel. Compared to the prior year, NGL revenue decreased 58.4% to $1.0 million as Evolution’s average realized price declined 56.1% to $9.59 per BOE.
Production costs for the year totaled $13.5 million, or $18.13 per BOE compared to $14.3 million, or $19.31 per BOE, in the prior year. The $0.8 million decrease in total production costs was primarily due to a 47.5% decrease in CO2 costs partially offset by a 31.8% increase in other production costs. The $3.2 million decrease in CO2 costs was due to a 38.9% decrease in purchased volumes following the supply line shut-in and a 14.3% decrease in price per Mcf associated with the lower realized oil price. The 31.8% increase in other production costs is primarily due to the acquisition of Hamilton Dome in November 2019. Delhi’s other, non-CO2 production costs decreased slightly by 5.6% impacted by cost control measures.
Total general and administrative expenses for fiscal 2020 increased $0.2 million, or 3.7%, to $5.3 million from the same year-ago period. The increase is primarily due to higher non-cash stock-based compensation of $0.4 million related to the new grants associated with the hiring of a new executive officer. This increase was partially offset by an overall decrease in activity as a result of the recent decline in oil prices.
Other income decreased in the current year primarily due to the inclusion in fiscal 2019 of the non-recurring breakup fee income of $1.1 million from the previously disclosed stalking horse bid. Interest income is lower due to lower invested balances together with declining interest rates. Results were further impacted by the financial hedge put into place during the fourth quarter as described above.
Income tax provision decreased primarily due to lower pre-tax income as Evolution’s effective income tax rate was relatively unchanged from the year-ago period. During the current period, Evolution recorded a $2.8 million income tax benefit related to Enhanced Oil Recovery credits claimed on the federal income tax return for fiscal 2019 and on amended federal income tax returns for fiscal years 2017 and 2018.
As a result of the above, net income to common shareholders for fiscal 2020 decreased 61.4% over the prior year to $5.9 million, or $0.18 per common share.
Fiscal 2021 Capital Budget and Financial Outlook
For the year ended June 30, 2020, Evolution incurred $11.8 million of expenditures on capital projects consisting primarily of $9.3 million for the acquisition of Hamilton Dome field, a $0.9 million non-cash asset addition related to Hamilton Dome asset retirement obligations, and $1.5 million at the Delhi field primarily for the NGL plant and completion of the water curtain project.
Based on discussions with the Delhi and Hamilton Dome operators, the Company expects resumption of well activity in both Hamilton Dome and Delhi fields and therefore expects to incur associated maintenance capital expenditures the remainder of the fiscal year. Such amounts are unknown at this time but Evolution expects expenditures to be in the $0.75 million to $1.0 million range for fiscal 2021. In addition, we have planned for Delhi Phase V development expenditures of approximately $1.9 million to be incurred in the fourth quarter of our fiscal 2021. Phase V development costs are expected to total $8.6 million, with $3.7 million to be incurred in fiscal 2022 and the remainder over the next two years.

Summary of Reserves as of June 30, 2020

	As of June 30, 2020
	Oil	NGL	Equivalent
	MBO	MBL	MBOE
Proved Developed Producing	6,578	1,777	8,355
Proved Undeveloped	1,648	216	1,864
Total Proved	8,226	1,993	10,219

Probable Developed Producing	2,199	662	2,861
Probable Undeveloped	450	0	450
Total Probable*	2,649	662	3,311

Possible Developed Producing	2,246	492	2,738
Possible Undeveloped	326	0	326
Total Possible*	2,572	492	3,064
* Read the section captioned “Cautionary Statement” below addressing reserves.
As previously reported, for the year ended June 30, 2020, Evolution’s reserves, 100% of which are oil and natural gas liquids, were determined by DeGolyer and MacNaughton, an independent reservoir engineering firm. Net proved reserves totaled 10.2 million barrels of oil equivalent (“MMBOE”), a 13% increase from the previous year primarily due to the acquisition of the Hamilton Dome field in November 2019.
Probable and possible reserves decreased approximately 31% and 29%, respectively, from prior year primarily due to the decrease in commodity prices. The probable and possible reserves are categories that represent potential recoveries from the CO2 flood developed in the Delhi Field greater than that included in the proved reserves. Consequently, while the probable and possible reserves are 86% and 89% developed, respectively, and require de minimis capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories. These categories of reserves reflect the incremental reserves associated with different engineering assumptions with respect to the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, September 10, 2020 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss results. To access the call, please dial 1-844-369-8770 (Toll-free US and Canada) or 1-862-298-0840 (Toll International). To listen live via webcast over the internet, go to http://www.webcaster4.com/Webcast/Page/2188/36736. A replay will be available two hours after the end of the conference call through October 10, 2020 and will be accessible by calling 1-877-481-4010 (United States & Canada); 1-919-882-2331 (International) with the replay pin number of 36736.
About Evolution Petroleum
Evolution Petroleum Corporation is an oil company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution’s largest assets is our interests in a CO2 enhanced oil recovery project in Louisiana's Delhi field and our interests in a secondary recovery project in Wyoming’s Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Our reserves as of June 30, 2020 were estimated by DeGolyer & MacNaughton, a global independent reservoir engineering firm. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC's definitions of such terms. Estimates of Probable and Possible reserves by their nature are much more speculative than estimates of Proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil and natural gas liquids recoverable from a particular reservoir, Probable reserves are those additional reserves that are less certain to be recovered than Proved reserves but which, together with Proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.
Company Contacts:
Jason Brown, President & CEO
David Joe, SVP & CFO

(713) 935-0122

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Revenues
Crude oil	$3,297,315	$9,833,693	$7,461,823	$28,578,879	$40,779,052
Natural gas liquids	55,295	538,964	250,476	1,018,349	2,449,359
Natural gas	237	739	320	2,068	1,210
Total revenues	3,352,847	10,373,396	7,712,619	29,599,296	43,229,621
Operating costs
Production costs	2,285,264	3,563,178	3,895,544	13,505,502	14,266,784
Depreciation, depletion, and amortization	1,451,214	1,542,860	1,399,481	5,761,498	6,253,083
Net loss on derivative contracts	1,383,204	—	—	1,383,204	—
General and administrative expenses*	1,019,329	1,312,164	1,465,780	5,259,659	5,072,931
Total operating costs	6,139,011	6,418,202	6,760,805	25,909,863	25,592,798
Income (loss) from operations	(2,786,164)	3,955,194	951,814	3,689,433	17,636,823
Other
Enduro transaction breakup fee	—	—	—	—	1,100,000
Interest and other income	17,162	66,890	41,186	177,418	239,150
Interest (expense)	(23,018)	(29,067)	(29,067)	(110,775)	(116,546)
Income (loss) before income tax provision	(2,792,020)	3,993,017	963,933	3,756,076	18,859,427
Income tax provision (benefit)	(461,195)	715,192	(2,746,226)	(2,180,996)	3,482,361
Net income (loss) attributable to common shareholders	(2,330,825)	3,277,825	3,710,159	5,937,072	15,377,066

Earnings per common share
Basic	$(0.07)	$0.10	$0.11	$0.18	$0.46
Diluted	$(0.07)	$0.10	$0.11	$0.18	$0.46
Weighted average number of common shares outstanding
Basic	32,956,469	33,185,866	33,052,162	$33,031,149	33,160,283
Diluted	32,956,469	33,195,798	33,052,162	$33,033,091	33,169,718

* General and administrative expenses for the quarters ended June 30, 2020, June 30, 2019 and March 31, 2020, included non-cash stock-based compensation expense of $358,869, $210,013 and $358,591, respectively.
General and administrative expenses for the years ended June 30, 2020 and 2019 included non-cash stock-based compensation expense of $1,285,663 and $888,162, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2020	June 30, 2019
Assets
Current assets
Cash and cash equivalents	$19,662,528	$31,552,533
Receivables from oil and gas sales	1,919,213	3,168,116
Receivables for federal and state income tax refunds	3,243,271	—
Prepaid expenses and other current assets	491,686	458,278
Total current assets	25,316,698	35,178,927
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	66,512,281	60,346,466
Other property and equipment, net	17,639	26,418
Total property and equipment, net	66,529,920	60,372,884
Other assets, net	291,618	210,033
Total assets	$92,138,236	$95,761,844
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,471,679	$2,084,140
Accrued liabilities and other	716,648	537,755
Derivative contract liabilities	1,911,343	—
State and federal taxes payable	179,189	130,799
Total current liabilities	4,278,859	2,752,694
Long term liabilities
Deferred income taxes	11,061,023	11,322,691
Asset retirement obligations	2,588,894	1,560,601
Operating lease liability	84,978	—
Total liabilities	18,013,754	15,635,986
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,956,469 and 33,183,730 shares as of June 30, 2020 and 2019, respectively	32,956	33,183
Additional paid-in capital	41,291,446	42,488,913
Retained earnings	32,800,080	37,603,762
Total stockholders' equity	74,124,482	80,125,858
Total liabilities and stockholders' equity	$92,138,236	$95,761,844

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2020	2019
Cash flows from operating activities
Net income attributable to the Company	$5,937,072	$15,377,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	5,761,498	6,253,083
Stock-based compensation	1,285,663	888,162
Settlement of asset retirement obligations	(76,832)	—
Deferred income taxes	(261,668)	767,256
Net loss on derivative contracts, net	1,383,204	—
Payments received for derivative settlements	793,327	—
Other	39,783	15,156
Changes in operating assets and liabilities:
Receivables	(1,994,368)	773,800
Prepaid expenses and other current assets	(33,408)	66,229
Accounts payable and accrued expenses	(486,010)	(90,891)
Income taxes payable	48,390	8,039
Net cash provided by operating activities	12,396,651	24,057,900
Cash flows from investing activities
Acquisition of oil and gas properties	(9,337,716)	—
Development of oil and natural gas properties	(1,724,829)	(6,746,142)
Capital expenditures for other property and equipment	—	(11,509)
Net cash used by investing activities	(11,062,545)	(6,757,651)
Cash flows from financing activities
Common share repurchases, including shares surrendered for tax withholding	(2,483,357)	(156,791)
Common stock dividends paid	(10,740,754)	(13,272,058)
Net cash used in financing activities	(13,224,111)	(13,428,849)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(11,890,005)	3,871,400
Cash, cash equivalents, and restricted cash, beginning of year	31,552,533	27,681,133
Cash, cash equivalents, and restricted cash, end of year *	$19,662,528	$31,552,533
* Neither annual period had any restricted cash balances.

	June 30,
	2020	2019
Income taxes paid	$1,241,538	$2,762,919
Non-cash transactions:
Decrease in accrued purchases of property and equipment	(212,456)	(1,603,290)
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	918,137	86,384

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	Variance	Variance %
Oil and gas production:
Crude oil revenues	$3,297,315	$7,461,823	$(4,164,508)	(55.8)%
NGL revenues	55,295	250,476	(195,181)	(77.9)%
Natural gas revenues	237	320	(83)	(25.9)%
Total revenues	$3,352,847	$7,712,619	$(4,359,772)	(56.5)%

Crude oil volumes (Bbl)	148,339	172,901	(24,562)	(14.2)%
NGL volumes (Bbl)	26,177	26,206	(29)	(0.1)%
Natural gas volumes (Mcf)	152	223	(71)	(31.8)%
Equivalent volumes (BOE)	174,541	199,144	(24,603)	(12.4)%

Crude oil (BOPD, net)	1,630	1,879	(249)	(13.3)%
NGLs (BOEPD, net)	288	285	3	1.1%
Natural gas (BOEPD, net)	—	—	—	n.m
Equivalent volumes (BOEPD, net)	1,918	2,164	(246)	(11.4)%

Crude oil price per Bbl	$22.23	$43.16	$(20.93)	(48.5)%
NGL price per Bbl	2.11	9.56	(7.45)	(77.9)%
Natural gas price per Mcf	1.56	1.43	0.13	9.1%
Equivalent price per BOE	$19.21	$38.73	$(19.52)	(50.4)%

CO2 costs	$—	$806,527	$(806,527)	(100.0)%
All other lease operating expenses (a)	2,285,264	3,089,017	(803,753)	(26.0)%
Production costs	$2,285,264	$3,895,544	$(1,610,280)	(41.3)%

CO2 cost per BOE	$—	$4.05	$(4.05)	(100.0)%
All other production costs per BOE	13.09	15.51	(2.42)	(15.6)%
Production costs per BOE	$13.09	$19.56	$(6.47)	(33.1)%

CO2 volumes (Mcf, gross)	—	4,907,118	(4,907,118)	(100.0)%
CO2 volumes (MMcf per day, gross)	—	53.9	(53.9)	(100.0)%

DD&A of proved oil and gas properties	$1,403,361	$1,352,203	$51,158	3.8%
Depreciation of other property and equipment	1,810	2,465	(655)	(26.6)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	42,652	41,422	1,230	3.0%
Total DD&A	$1,451,214	$1,399,481	$51,733	3.7%

Oil and gas DD&A per BOE	$8.04	$6.79	$1.25	18.4%
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended June 30,
	2020	2019	Variance	Variance %
Oil and gas production:
Crude oil revenues	$3,297,315	$9,833,693	$(6,536,378)	(66.5)%
NGL revenues	55,295	538,964	(483,669)	(89.7)%
Natural gas revenues	237	739	(502)	(67.9)%
Total revenues	$3,352,847	$10,373,396	$(7,020,549)	(67.7)%

Crude oil volumes (Bbl)	148,339	151,836	(3,497)	(2.3)%
NGL volumes (Bbl)	26,177	35,285	(9,108)	(25.8)%
Natural gas volumes (Mcf)	152	299	(147)	(49.2)%
Equivalent volumes (BOE)	174,541	187,170	(12,629)	(6.7)%

Crude oil (BOPD, net)	1,630	1,669	(39)	(2.3)%
NGLs (BOEPD, net)	288	388	(100)	(25.8)%
Natural gas (BOEPD, net)	—	1	(1)	n.m
Equivalent volumes (BOEPD, net)	1,918	2,058	(140)	(6.8)%

Crude oil price per Bbl	$22.23	$64.77	$(42.54)	(65.7)%
NGL price per Bbl	2.11	15.27	(13.16)	(86.2)%
Natural gas price per Mcf	1.56	2.47	(0.91)	(36.8)%
Equivalent price per BOE	$19.21	$55.42	$(36.21)	(65.3)%

CO2 costs	$—	$1,812,403	$(1,812,403)	(100.0)%
All other lease operating expenses (a)	2,285,264	1,750,775	534,489	30.5%
Production costs	$2,285,264	$3,563,178	$(1,277,914)	(35.9)%

CO2 cost per BOE	$—	$9.68	$(9.68)	(100.0)%
All other production costs per BOE	13.09	9.36	3.73	39.9%
Production costs per BOE	$13.09	$19.04	$(5.95)	(31.3)%

CO2 volumes (Mcf, gross)	—	8,377,921	(8,377,921)	(100.0)%
CO2 volumes (MMcf per day, gross)	—	92.1	(92.1)	(100.0)%

DD&A of proved oil and gas properties	$1,403,361	$1,510,462	$(107,101)	(7.1)%
Depreciation of other property and equipment	1,810	2,874	(1,064)	(37.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	42,652	26,133	16,519	63.2%
Total DD&A	$1,451,214	$1,542,860	$(91,646)	(5.9)%

Oil and gas DD&A per BOE	$8.04	$8.07	$(0.03)	(0.4)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Year Ended June 30,
	2020	2019	Variance	Variance %
Oil and gas production:
Crude oil revenues	$28,578,879	$40,779,052	$(12,200,173)	(29.9)%
NGL revenues	1,018,349	2,449,359	(1,431,010)	(58.4)%
Natural gas revenues	2,068	1,210	858	70.9%
Total revenues	$29,599,296	$43,229,621	$(13,630,325)	(31.5)%

Crude oil volumes (Bbl)	638,464	626,879	11,585	1.8%
NGL volumes (Bbl)	106,159	112,013	(5,854)	(5.2)%
Natural gas volumes (Mcf)	1,087	459	628	136.8%
Equivalent volumes (BOE)	744,804	738,968	5,836	0.8%

Crude oil (BOPD, net)	1,744	1,717	27	1.6%
NGLs (BOEPD, net)	290	307	(17)	(5.5)%
Natural gas (BOEPD, net)	—	1	(1)	n.m
Equivalent volumes (BOEPD, net)	2,034	2,025	9	0.4%

Crude oil price per Bbl	$44.76	$65.05	$(20.29)	(31.2)%
NGL price per Bbl	9.59	21.87	(12.28)	(56.1)%
Natural gas price per Mcf	1.90	2.64	(0.74)	(28.0)%
Equivalent price per BOE	$39.74	$58.50	$(18.76)	(32.1)%

CO2 costs	$3,501,507	$6,674,905	$(3,173,398)	(47.5)%
All other lease operating expenses (a)	10,003,995	7,591,879	2,412,116	31.8%
Production costs	$13,505,502	$14,266,784	$(761,282)	(5.3)%

CO2 cost per BOE	$4.70	$9.03	$(4.33)	(48.0)%
All other production costs per BOE	13.43	10.28	3.15	30.6%
Production costs per BOE	$18.13	$19.31	$(1.18)	(6.1)%

CO2 volumes (Mcf, gross)	19,008,201	31,093,809	(12,085,608)	(38.9)%
CO2 volumes (MMcf per day, gross)	51.9	85.2	(33.3)	(39.1)%

DD&A of proved oil and gas properties	$5,592,651	$6,122,515	$(529,864)	(8.7)%
Depreciation of other property and equipment	8,779	15,498	(6,719)	(43.4)%
Amortization of intangibles	13,564	13,564	—	—%
Accretion of asset retirement obligations	146,504	101,506	44,998	44.3%
Total DD&A	$5,761,498	$6,253,083	$(491,585)	(7.9)%

Oil and gas DD&A per BOE	$7.51	$8.29	$(0.78)	(9.4)%

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